Toews Funds
Change in Accountants (Unaudited)
April 30, 2013


On June 20, 2012, the Audit Committee of Northern
Lights Fund Trust ("Committee") appointed and formally engaged McGladrey LLP ("McGladrey") as the Funds' independent registered public accounting firm for the fiscal year ending April 30, 2013. The selection was based on proposals submitted by three firms upon request by the Manager to reduce audit fees.

Tait, Weller & Baker LLP's ("TWB") reports on the Funds' financial statements for the periods ended prior to May
1, 2012 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the periods ended prior to May 1, 2012, there were no disagreements between the Funds and TWB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of TWB, would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such period.

During the periods ended prior to May 1, 2012, there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

During the periods ended prior to May 1, 2012, neither the Funds nor anyone on their behalf have consulted with McGladrey regarding; (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Funds' financial statements, and neither a written report was provided to the Funds nor oral advice was provided that McGladrey concluded was an important factor considered by the Funds in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement (as that term is defined in Item
304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as that term is defined in Item 304 (a)(1)(v) of Regulation S-K).